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                                                                    EXHIBIT 99.5


NRG ENERGY, INC.

FOR IMMEDIATE RELEASE: JUNE 11, 1999

                        NRG ENERGY CLOSES ACQUISITION OF
                    DUNKIRK AND HUNTLEY GENERATING STATIONS


     MINNEAPOLIS (June 11, 1999) -- NRG Energy, Inc., a wholly-owned subsidiary of Northern States Power Company (NYSE: NSP), announced today the closing of the acquisitions of Dunkirk Station and Huntley Station from Niagara Mohawk Power Corp. (Niagara Mohawk).

     Dunkirk Station, a four-unit, 600 MW plant, is located 55 miles southwest of Buffalo, New York. Huntley Station, located three miles north of Buffalo, is Niagara Mohawk's largest coal-fired plant and is comprised of six units with a total nominal rating of 760 MW. NRG holds 100 percent interest in the projects and will operate and maintain the units.

     The acquisition of the Dunkirk and Huntley stations expands NRG's holdings on the Northeast United States, where the company owns Somerset Station , a 229 MW facility with 160 MW currently in operation and 69 MW in deactivated reserve, located in Somerset, Massachusetts. NRG acquired Somerset Station in April 1999. Earlier this year, NRG entered into agreements to acquire the 1,700 MW Oswego Generating Station from Niagara Mohawk and Rochester Gas & Electric Corp., and the 1,456 MW Arthur Kill Generating Station and Astoria Gas Turbine Sites from Consolidated Edison Company of New York. When these transactions are concluded, NRG will own and operate plants representing in excess of 5,000 MW of generating capacity in the Northeast United States.

     "NRG is extremely pleased with the rapid close of the Dunkirk and Huntley acquisitions," said Craig Matacynski, president and chief executive officer of NRG North America. "We look forward to the completion of our additional pending acquisitions in the Northeast, which exemplify our commitment to increase shareholder value through the execution of NRG's selected market strategy."

     NRG is one of the world's leading independent power producers, specializing in the development, construction, operation, maintenance and ownership of low-cost, environmentally sensitive power plants. Established in 1989, NRG has a high quality portfolio of projects in the United States, Europe, the Pacific Rim, and Latin America. NRG is involved in approximately 16,000 MW of projects utilizing diverse fuel types including natural and landfill gas, hydro, and solid fuels such as coal, lignite, biomass and refuse-derived fuel.

     Certain information included in the press release contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of NRG.

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     Contact:
     Frank Rapley
     Director Communications
     612/373-8892